UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-A/A
(Amendment No. 3)
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934
Morgans Hotel Group Co.

(Exact name of registrant as specified in its charter)

Delaware	16-1736884

(State of incorporation or organization)	(IRS Employer Identification No.)
475 Tenth Avenue New York, NY	10018

(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

Stock Purchase Rights	Nasdaq Stock Market

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☑	If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☐

Securities Act registration statement file number to which this form relates:

(if applicable)
Securities to be registered pursuant to Section 12(g) of the Act:
None

(Title of Class)

Item 1. Description of Registrant’s Securities to be Registered.
Morgans Hotel Group Co. (the “Company”) hereby amends its Form 8-A dated October 10, 2007, as amended on July 30, 2008 and further amended on October 2, 2009, relating to the Amended and Restated Stockholder Protection Rights Agreement (the “Rights Agreement”) between the Company and Mellon Investors Services LLC, as Rights Agent (“Mellon”), dated as of October 1, 2009.
On October 14, 2009, the Board of Directors of the Company (the “Board”) resolved to amend the Rights Agreement. The Company and Mellon entered into Amendment No. 1 to the Amended and Restated Stockholder Protection Rights Agreement, dated as of October 15, 2009 (the “Amendment”) to amend the definition of “Acquiring Person” and to add the definition of “Exempt Person” pursuant to the transactions described in the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on October 16, 2009, which is hereby incorporated herein by reference.
The Rights Agreement and the Amendment are attached hereto as Exhibit 1 and Exhibit 2, respectively, and each is hereby incorporated herein by reference. The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the full text of the Rights Agreement and the Amendment.
Item 2. Exhibits.

Exhibit No.	Description
(1)	Amended and Restated Stockholder Protection Rights Agreement, dated as of October 1, 2009, between Morgans Hotel Group Co. and Mellon Investor Services LLC, as Rights Agent (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on October 2, 2009)
(2)	Amendment No. 1, dated as of October 15, 2009, to the Amended and Restated Stockholder Protection Rights Agreement, dated as of October 1, 2009, between Morgans Hotel Group Co. and Mellon Investor Services LLC, as Rights Agent (incorporated by reference to Exhibit 4.4 of the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on October 16, 2009)

SIGNATURE
Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

MORGANS HOTEL GROUP CO.
By:	/s/ Richard Szymanski
Name: Richard Szymanski Title: Chief Financial Officer and Secretary

Date: October 16, 2009

EXHIBIT INDEX

Exhibit No.	Description
(1)	Amended and Restated Stockholder Protection Rights Agreement, dated as of October 1, 2009, between Morgans Hotel Group Co. and Mellon Investor Services LLC, as Rights Agent (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on October 2, 2009)
(2)	Amendment No. 1, dated as of October 15, 2009, to the Amended and Restated Stockholder Protection Rights Agreement, dated as of October 1, 2009, between Morgans Hotel Group Co. and Mellon Investor Services LLC, as Rights Agent (incorporated by reference to Exhibit 4.4 of the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on October 16, 2009)